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                                                               Exhibit 99.13


                              AMENDED AND RESTATED

                  EXECUTIVE OFFICER CHANGE IN CONTROL AGREEMENT

         THIS AMENDED AND RESTATED AGREEMENT (the "Agreement") dated and effective May 24, 2001 is made by and between PictureTel Corporation, a Delaware Corporation, (the "Company") and Dalton Edgecomb ("Executive").

         WHEREAS, the Company, Pharaoh Acquisition Corporation and Polycom, Inc. ("Polycom") have entered into an Agreement and Plan of Merger (the "Merger Agreement"), which requires, among other things, that Executive enter into this Amended and Restated Executive Change in Control Agreement as a condition to the closing of the merger contemplated by the Merger Agreement (the "Merger") (the "Closing");

         WHEREAS, Polycom has, in the Merger Agreement, expressly agreed to assume PictureTel's obligations under this Agreement and agreed to perform under this Agreement in the same manner and to the same extent that PictureTel would be required to perform if the Merger had not occurred;

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the Company and the Executive hereby agree as follows:

         1.0 DEFINED TERMS. The definition of capitalized terms used in this Agreement is provided in the last Section hereof and throughout the document enclosed in quotation marks inside parentheses.

         2.0 TERM OF AGREEMENT. This Agreement shall be effective immediately prior to the signing by all the parties thereto of the Merger Agreement and shall continue in effect from such time until six months following the Closing; provided, however, that if the Merger is not consummated within one year following the signing of the Merger Agreement or if, earlier, the Company is acquired by an entity not affiliated with Polycom then this Amended and Restated Agreement shall become void and without further force and effect and the terms of the prior Executive Officer Change in Control Agreement shall be reinstated in their entirety and shall govern.

         3.0 COMPANY'S COVENANTS SUMMARIZED; EMPLOYMENT TERMS. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 7 hereof and Appendix IV hereto, and in the event Executive is to receive severance payments, in consideration of Executive's entering into a standard form of release of claims attached as Appendix III hereto, the Company agrees, under the conditions described herein, to pay the Executive the "Severance and Retention Payments" described in Section 6.2 hereof and the other payments and benefits described herein in the event the Executive's employment continues or pursuant to certain terminations of employment during the term of this Agreement. Except with respect to Retention Payments payable under Section 6.0 hereof, no amount or benefit shall be payable under this Agreement unless there shall have been (or, under the terms hereof, there shall be deemed to have been) a termination of the Executive's employment


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during the term of this Agreement. This Agreement shall not be construed as creating an express or implied contract of employment prior to or following the date of the Merger and subject to the Company providing severance benefits as required hereunder and, subject to the notice requirements hereof, Executive's employment with the Company shall be "at-will" and may be terminated either by the Company or Executive at any time, with or without cause.

              3.1 As consideration for entering into this Amended and Restated Change in Control Agreement, the Company agrees to pay Executive the sum of $2,500.00 prior to the Merger.

              3.2 On and after the Closing, the Company agrees to employ the Executive, and the Executive hereby accepts employment with the Company, in the position set forth in Appendix I hereto and the Executive agrees to assume and discharge such responsibilities, and perform such duties, as are commensurate with such position; PROVIDED, HOWEVER, that, subject to Executive's right to terminate for Good Reason , the Company or Polycom shall have the right to revise such position, responsibilities and duties from time to time as the Company may reasonably deem appropriate. The Executive shall (i) carry out his duties and responsibilities hereunder faithfully, diligently and competently,
(ii) devote his full time and attention to the business and affairs of the Company, (iii) use his best efforts, skills and abilities to promote the Company's interests, and (iv) comply in all material respects with the written operating policies and practices of the Company generally applicable to all Company employees and as from time to time in effect during the term of this Agreement.

              3.3 The Executive shall perform his duties hereunder at Andover, Massachussetts or at a location that is mutually agreed by the Company and the Executive.

              3.4 Executive shall maintain the confidentiality of all confidential and proprietary information of the Company, and on or prior to the Closing, but effective at the Closing, shall execute and deliver to Polycom its standard Proprietary Information and Invention Agreement in the form attached hereto as Appendix II (the "CONFIDENTIALITY AGREEMENT"). Such obligations shall survive any termination of Executive's employment relationship or of this Agreement and shall be in addition to, and not in substitution of, any agreements currently in effect between Executive and the Company.

         4.0 COMPENSATION AND BENEFITS.

              4.1 The Company shall pay the Executive as compensation for his services a base salary at the annualized rate set forth on Appendix I hereto (the "Base Salary"). Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with the Company's standard payroll practices. Such annual compensation shall be reviewed annually for increases (but not decrease) in the discretion of Management. In conducting any such annual review, Management shall take into account any increase in Executive's responsibilities, the performance of the Executive and/or other pertinent factors. Following the Merger, Executive shall not be eligible to participate in Polycom's Senior Management Incentive Compensation Plan ("SMICOM").


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              4.2 Executive will be entitled to receive such employee benefits as are made available by the Company to its other employees and managers. Executive shall be entitled, to the extent eligible under the terms of the applicable plans, to participate in all pension and welfare plans, including any group medical, dental, life insurance and disability insurance plans, or similar benefit plans of the Company and/or Polycom that are made available to other similarly situated employees. Participation in any such benefits and plans shall be consistent with Executive's rate of compensation to the extent that compensation is a determinative factor with respect to participation and/or coverage under any such benefit or plan and Executive shall be credited for the time the Executive has been an employee of PictureTel.

              4.3 The Company shall reimburse Executive for all reasonable business expenses incurred and paid by Executive in the performance of services hereunder in accordance with the Company's expense reimbursement policy as from time to time in effect.

         5.0 COMPENSATION OTHER THAN SEVERANCE OR RETENTION PAYMENTS.

              5.1 In the event of Executive's death or a termination of Executive's employment due to the Executive's Disability, no compensation or payments will be made to the Executive other than those to which he is entitled under the Company's existing benefit plans and policies at the time of such termination and other than any compensation or payments accrued under this Agreement up to the date of termination of his employment and unpaid at the date of such termination.

              5.2 If Executive's employment shall be terminated for any reason, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program, agreement or arrangement maintained by the Company prior to the Date of Termination; provided that severance and retention benefits shall only be payable to Executive during the term of this Agreement pursuant to Section
6.0 of this Agreement; and Executive expressly waives the right to receive any severance benefits under all other plans, programs, arrangements and agreements during the term of this Agreement, including, without limitation, the PictureTel Key Employee Change in Control Severance Plan and PictureTel Severance Plan.

              5.3 If Executive's employment shall be terminated for any reason, the Company shall also pay Executive's normal post-termination compensation and benefits to Executive as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements; provided that severance and retention benefits shall only be payable to Executive pursuant to Section 6.0 of this Agreement.

         6.0 SEVERANCE AND RETENTION PAYMENTS.

              6.1 Subject to Executive's continued employment with the Company, Polycom or an affiliate thereof for six (6) months following the Closing (the "Post-Closing Employment Period"), in addition to any Base Salary earned by Executive by virtue of his continued employment with the Company, Polycom or an affiliate thereof during the Post-Closing Employment Period, the


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Company shall commence payment of the Total Severance and Retention Payments beginning with the first Polycom payroll payment following the Closing. Such Base Salary and Total Severance and Retention Payments shall continue to be paid to Executive during the Post-Closing Employment Period so long as Executive's employment does not terminate (i) for Cause, (ii) voluntarily by Executive other than for Good Reason, or (iii) pursuant to Executive's death or Disability. In the event of Executive's employment during the Post-Closing Termination Period is terminated (i) by the Company other than for Cause, or (ii) by Executive for Good Reason, then subject to (i) Executive entering into a release of claims in substantially the form attached hereto as Appendix III, and (ii) Executive not breaching the Non-Compete and Non-Solicit covenants of Section 7.0 hereof and Appendix VII hereto, the Company shall pay the Executive the unpaid balance of the Total Severance and Retention Payments described in Section 6.2 (i.e., the Total Severance and Retention Payments minus the amount of any Severance Retention Payments previously paid to Executive during the Post-Closing Employment Period) over the period remaining period until two years following the Closing. No Severance and Retention Payments shall be payable pursuant to this Agreement following the second anniversary of the Closing. In the event Executive's employment with the Company, Polycom or its affiliates terminates for any or no reason after the Post-Closing Employment Period and prior to the second anniversary of the Closing, Executive shall receive the balance of his Total Severance and Retention Payments through the second anniversary of the Closing. The Executive's employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if the Executive's employment is terminated prior to the Merger without Cause at the express direction (or action which constitutes an express direction) of Polycom. The Total Severance and Retention Payments, if any, payable under this Section 6.1 will be paid in substantially equal increments on the same payroll cycle as applies to active Polycom employees over a period of up to two years following the Closing.

              6.2 The Total Severance and Retention Payments shall be equal to two (2) times the sum of (a) the higher of the Executive's annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or in effect immediately prior to the Change in Control, and (b) the higher of the highest annual bonus paid to the Executive in the three years preceding the year in which the Date of Termination occurs or paid in the three years preceding the year in which the Change in Control occurs (the "Total Severance and Retention Payments").

              6.3 In the event Executive is eligible to receive Severance and Retention Payments following his termination of employment pursuant to Section 6.1, then for the identical time period over which Executive receives such post-termination Severance and Retention Payments (the "Severance Period"), the Company shall arrange to provide the Executive with medical and dental insurance benefits substantially similar to those which the Executive is receiving immediately prior to the termination of employment. Benefits otherwise receivable by the Executive pursuant to this Section 6.4 shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the Severance Period (and any such benefits actually received by the Executive shall be reported to the Company by the Executive). If the benefits provided to the Executive under this Section 6.3 shall result in a decrease, pursuant to Section 6.4, in the Severance and Retention Payments or the severance payments otherwise payable pursuant to
Section 6.2 and these Section 6.3 benefits are thereafter reduced pursuant to the immediately


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preceding sentence because of the receipt of comparable benefits, the Company shall, at the time of such reduction, pay to the Executive the lesser of (a) the amount of the decrease made in the Severance and Retention Payments or severance payments pursuant to Section 6.4, or (b) the maximum amount which can be paid to the Executive without being, or causing any other payment to be, nondeductible by reason of section 280G of the Code.

              6.4 Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive' s employment (whether or not received pursuant to the terms of this Agreement) (all such payments and benefits, including but not limited to the Total Severance and Retention Payments, being hereinafter called the "Total Payments") would be subject in whole or in part to the Excise Tax, then the Total Severance and Retention Payments shall be reduced to the extent, but only to the extent, necessary so that no portion of the Total Payments is subject to the Excise Tax; provided, that no such reduction shall be effected unless the net amount of the Total Payments after such reduction in the Total Severance and Retention Payments and after deduction of the net amount of federal, state and local income taxes on such reduced Total Payments would be greater than the excess of
(a) the net amount of the Total Payments without such reduction in the Total Severance and Retention Payments but after deduction of the net amount of federal, state and local income taxes (other than the Excise Tax) on such unreduced Total Payments, over (b) the Excise Tax to which the Total Payments are subject. The determination as to whether a reduction in Severance Payments is to be made under this Section 6.4 and, if so, the amount of any such reduction shall be made by the Company's auditors or by such other firm of certified public accountants, benefits consulting firm or legal counsel as the Board may designate prior to the Change in Control.

         The Company shall provide the executive with its calculations of the amounts referred to in this Section 6.4 and such supporting materials as are reasonably necessary for the Executive to evaluate the Company's calculations.

         7.0  NO CONFLICTING EMPLOYMENT; NON-SOLICITATION OF EMPLOYEES.

              7.1 During Executive's employment during the term of this Agreement, Executive will not engage in any other employment, occupation, consulting or other business activity directly or indirectly related to the business in which the Polycom or PictureTel is now involved or becomes involved during the term of this Agreement, nor will Executive engage in any other activities that conflict with his obligations to Polycom or PictureTel.

              7.2 Executive further agrees that for a period of one (1) year immediately following the termination of his employment relationship with the Company for any reason, whether with or without Cause, Executive will not (i) either directly or indirectly hire, solicit, induce, recruit or encourage any of the Company's or Polycom's employees to leave their employment, or attempt to solicit, induce, recruit, encourage any employees of the Company or Polycom to leave their employment, either for himself or for any other person, firm, corporation or other entity, or (ii) knowingly and intentionally interfere in any manner with the contractual or employment relationship between the Company or Polycom and any employee, supplier or customer of the Company or Polycom..


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              7.3 Executive agrees to sign and deliver to Polycom the
Non-Competition Agreement attached hereto as Appendix IV on or prior to the Closing, but effective as of the Closing.

         8.0  TERMINATION PROCEDURES AND COMPENSATION DURING DISPUTE.

              8.1 NOTICE OF TERMINATION. After the signing of the Merger Agreement and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

              8.2 DATE OF TERMINATION. "Date of Termination", with respect to any purported termination of the Executive's employment after a Change in Control during the term of this Agreement, shall mean:

                   (A) If the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and

                   (B) If the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause, in which case the termination may be effective immediately) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

         9.0 NO MITIGATION. The Company agrees that, if the Executive's employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to
Section 6.0. Further, the amount of any payment or benefit provided for in
Section 6.0 (other than Section 6.4) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

         10.0 SUCCESSORS; BINDING AGREEMENT.

              10.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such


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succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate his employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. In any event this agreement shall be binding upon the Company and any successors or assignee.

              10.2 This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

         11.0 NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in hand or one day after sending by Federal Express overnight delivery service, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

                                    To the Company:

                                    PictureTel Corporation
                                    100 Minuteman Road
                                    Andover, Massachusetts 01810
                                    Attention: General Counsel

                                    cc:

                                    Polycom, Inc.
                                    1565 Barber Lane
                                    Milpitas, CA  95035
                                    Attention: Bill Paape







                                    To the Executive:

                                    Dalton Edgecomb
                                    4B Broad St.
                                    Newburyport, MA 01950


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         12.0 MISCELLANEOUS. No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The Amendment and Restatement of this Agreement (including the appendices hereto) supersedes and replaces in its entirety the Executive Officer Change in Control Agreement in effect prior to the parties hereto entering into this Amended and Restated Agreement, subject to the reinstatement of the prior agreement as provided in Section 2. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party or by Polycom which are not expressly set forth in this Agreement (including the appendices hereto). The laws of the Commonwealth of Massachusetts shall govern the validity, interpretation, construction and performance of this Agreement and the Agreement shall be an instrument under seal. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and Executive under Sections 5.0, 6.0, 7.0 and 15.0 and Appendices II, III and IV hereto shall survive the expiration of the term of this Agreement.

         13.0 VALIDITY. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In addition, if any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, then such provision shall be deemed modified to the extent necessary to enable such provision to be valid and enforceable.

         14.0 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         15.0 SETTLEMENT OF DISPUTES; ARBITRATION. All claims by Executive for benefits under this Agreement shall be directed to the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board then shall afford a reasonable opportunity to Executive for a review of the decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive's claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive's right to be paid until the Date of Termination during the pendency of


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any dispute or controversy arising under or in connection with this Agreement in such arbitration or by a proceeding in the federal court in Boston or the Massachusetts state court in Essex County.

        16.0 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings indicated below:

                   (A) "Base Amount" shall have the meaning defined in section 280G(b)(3) of the Code.

                   (B) "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Exchange Act.

                   (C) "Board" shall mean the Board of Directors of the Company.

                   (D) "Cause" for termination by the Company of Executive's employment, after any Change in Control, shall mean:

                        (i) the willful and continued failure by Executive to substantially perform Executive's duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by Executive pursuant to Section 8.1) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed Executive's duties, or

                        (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on Executive's part shall be deemed "Willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

                   (E) A "Change in Control", shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                        (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five
(25) percent or more of the combined voting power of the Company's then outstanding securities; or

                        (ii) during any period of not more than two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iii) of this Section 16(E)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still


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in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                        (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) sixty (60) percent or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires twenty-five (25) percent or more of the combined voting power of the Company's then outstanding securities; or

                        (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

                   (F) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                   (G) "Company" shall mean PictureTel Corporation and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise (except in determining, under Section 16(E) hereof, whether or not any Change in Control of the Company has occurred in connection with such succession).

                   (H) "Date of Termination" shall have the meaning stated in
Section 8.2 hereof.

                   (I) "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of three (3) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty
(30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

                   (J) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                   (K) "Excise Tax" shall mean any excise tax imposed under
section 4999 of the Code.

                   (L) "Executive" shall mean the individual named in the first paragraph of this Agreement.

                   (M) "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) of any one


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of the following acts by the Company, or failures by the Company to act, unless,
(a) in the case of any act or failure to act described in paragraph (i), (ii),
(iii), (iv), (v), (vi), or (vii), below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof, or (b) such termination occurs more than 90 days after one of the following acts by the Company or failure by the Company to act:

                        (i) the assignment to the Executive of any duties inconsistent with the Executive's status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control; provided, however that Executive's continuing position as Chief Financial Officer and Treasurer following the signing of the Merger Agreement and Executive's position as Merger Transition and Integration Officer on and after the Closing, and the assignment of duties consistent with such positions shall not constitute Good Reason or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect prior to the Change in Control; provided, further that, following the Merger, Executive may be re-assigned to another position in the Company or Polycom of approximately commensurate grade and status and that such re-assignment, or the attendant duties assigned thereto, shall not constitute Good Reason;

                        (ii) a reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                        (iii) the relocation of the Company's principal executive offices to a location more than thirty (30) miles) from the location of such offices immediately prior to the Change in Control or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

                        (iv) the failure by the Company, without the Executive's consent, to pay to the Executive any portion of the Executive's current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

                        (v) the failure by the Company to continue to provide the Executive with benefits substantially similar in the aggregate to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce the aggregate value of such benefits, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control; or

                        (vi) any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8.1; for purposes of this Agreement, no such purported termination shall be effective.

The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. Except with respect to the 90 day window period referred to above in the first paragraph of this section, the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                   (N) "Notice of Termination" shall have the meaning stated in
Section 7.1 hereof.

                   (O) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include:

                        (i) the Company,

                        (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or

                        (iii) a Corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

                        (iv) "Potential Change in Control," shall be deemed to have occurred upon the signing of the Merger Agreement by the parties thereto.

                   (P) "Total Payments" shall mean those payments described in
Section 6.5 hereof.


                                 PictureTel Corporation



                                 By /s/ Norman E. Gaut
                                    -------------------------------------------
                                 Name:    Norman E. Gaut
                                 Title:   Chairman of the Board of Directors,
                                 President and Chief Executive Officer

                                 /s/ Dalton Edgecomb
                                 ----------------------------------------------
                                 Dalton Edgecomb

                                   APPENDIX I



         Merger and Transition Officer

         Salary: $220,000

                                   APPENDIX II

             Form of Proprietary Information and Invention Agreement

                             PROPRIETARY INFORMATION
                             AND INVENTION AGREEMENT


         The following confirms an agreement between me and Polycom, Inc., a Delaware corporation (the "Company"), which is a material part of the consideration for my employment by the Company:

          A. I understand that the Company possesses Proprietary Information which is important to its business. For purposes of this Agreement, "Proprietary Information" is information that was developed, created, or discovered by the Company, or which became known by or was conveyed to the Company and is not in the public domain, which has commercial value in the Company's business. "Proprietary Information" includes, but is not limited to, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, source code, object code, master works, master databases, algorithms, flow charts, formulae, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations generally. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

          B. I understand that the Company possesses "Company Documents" which are important to its business. For purposes of this Agreement, "Company Documents" are documents or other media that contain Proprietary Information or any other confidential information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. "Company Documents" include, but are not limited to, blueprints, drawings, photographs, charts, organization charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

          C. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

               1. All Proprietary Information and all patents, copyrights and other rights in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the

                    Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing my duties to the Company. Nothing contained herein will prohibit an employee from disclosing to anyone the amount of his or her wages.

               2. All Company Documents shall be the sole property of the Company. I agree that during my employment by the Company, I will not remove any Company Documents from the business premises of the Company or deliver any Company Documents to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement, and further excepting any Company Document that may be relevant to any litigation that may arise between me and the Company in connection with my employment or the termination of my employment with the Company.

               3. I will promptly disclose in writing to my immediate supervisor, with a copy to the President of the Company, or to any persons designated in writing by the Company, all "Inventions," which includes all improvements, inventions, works of authorship, mask works, computer programs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term and in the course of my employment. I will also disclose to the President of the Company all things that would be Inventions if made during the term of my employment, conceived, reduced to practice, or developed by me within six (6) months of the termination of my employment with the Company. Such disclosures shall be received by the Company in confidence and do not extend the assignment made in Section 4 below. I will not disclose Inventions to any person outside the Company unless I am requested to do so by management personnel of the Company.

               4. I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by applicable California law and hereby assign such

                    Inventions and all rights therein to the Company. I agree to assign to the Company all patents, copyrights and other intellectual property or other rights in connection with such Inventions that are the property of the Company.

               5. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company's expense, in obtaining, maintaining, defending and enforcing patents, copyrights or other rights in such Inventions and improvements in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.

               6. I have attached hereto a complete list of all Inventions to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement.

               7. During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

               8. I agree that during my employment with the Company I will not engage in any employment, business, or activity that is in any way competitive with the business of the Company, and I will not materially assist any other person or organization in competing with the Company or in preparing to engage in competition with the business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time, while I am employed by the Company.

               9. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

          D. I agree that this Agreement does not purport to set forth all of the terms and conditions of my employment, and that as an employee of the Company I have obligations to the Company unrelated to the subject matter hereof which are not set forth in this Agreement.

          E. I agree that my obligations under paragraphs C(1) through C(5) of this Agreement shall continue in effect during my employment and for a period of two (2) years thereafter, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

          F. I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be unenforceable under applicable California law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          G. This Agreement shall be effective as of the date I execute this Agreement and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

          H. This Agreement can only be modified by a subsequent written agreement executed by me and the President of the Company.

         I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. EXCEPT FOR THE AGREEMENTS CONTAINED IN THE EMPLOYMENT AGREEMENT TO WHICH THIS AGREEMENT IS A SCHEDULE, NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

----------------  ------------------------------- ------------------------------
     DATE                     PRINT NAME                    SIGNATURE

Accepted and Agreed to:
Polycom, Inc.


By:
    -------------------------------------------------

                                    EXHIBIT A

1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Polycom, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company's Proprietary Information and Inventions Agreement.

           |X| No inventions or improvements.
           |_| See below
           |_| Additional sheets attached.

2. I propose to bring to my employment the following materials and documents of a former employer:

           |X| No materials or documents.
           |_| See below:




--------------------             -----------------------------------------------
       DATE                                        SIGNATURE

                                  APPENDIX III

                        SETTLEMENT AGREEMENT AND RELEASE



         This Settlement Agreement and Release ("Agreement") is made by and between Polycom, Inc. (the "Company"), and Dalton Edgecomb ("Employee").

         WHEREAS, Pursuant to the Agreement and Plan of Merger (the "Merger") between the Company and PictureTel Corporation ("PictureTel"), the Company has agreed to assume and to perform in the same manner and to the same extent as PictureTel would have been required to perform had the Merger not been consummated, the amended and restated Executive Change in Control Agreement effective immediately prior to the execution of the Merger Agreement;

         NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as "the Parties") hereby agree as follows:

         1. TERMINATION. Employee's employment from the Company terminated on
________________.

         2. CONSIDERATION. The Company agrees to pay Employee the Severance Payments described in such Employee's amended and restated Executive Change in Control Agreement, pursuant to the terms and conditions of such Executive Change in Control Agreement.

         3. NO OTHER SEVERANCE PAYABLE. Employee acknowledges that he shall only be entitled to the Severance Payments in such Employee's amended and restated Executive Change in Control Agreement. Employee waives any and all other severance payments in any other agreements entered into between the Employee and PictureTel, any predecessor corporation thereto, or the Company.

         4. CONFIDENTIAL INFORMATION. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

         5. PAYMENT OF SALARY. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

         6. RELEASE OF CLAIMS. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

              (a) any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

              (b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

              (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

              (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, ET SEQ. and section 970, ET SEQ. and all amendments to each such Act as well as the regulations issued thereunder;

              (e) any and all claims for violation of the federal, or any state, constitution;

              (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

              (g) any and all claims for attorneys' fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or severance payments and benefits due to Employee pursuant to the Amended and Restated Change in Control Agreement entered into by and between the Company and PictureTel, and assumed by Polycom. Employee acknowledges and agrees that any breach of this paragraph shall constitute a material breach of the Agreement and in the case of a breach by Employee, shall entitle the Company immediately to recover the monetary consideration discussed in paragraph 2 above. Employee shall also be responsible to the Company for all costs, attorneys' fees and any and all damages incurred by the Company (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of this provision.

         7. ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA. Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he/she has been advised by this writing that (a) he/she should consult with an attorney PRIOR to executing this Agreement; (b) he/she has twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to the Chief Financial Officer at Polycom, Inc. by close of business on the seventh day from the date that Employee signs this Agreement.

         8. CIVIL CODE SECTION 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

         9. NO PENDING OR FUTURE LAWSUITS. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

         10. APPLICATION FOR EMPLOYMENT. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees that he will not apply for employment with the

Company, its subsidiaries, its parents, or related companies, or any successor and will not apply to work as an independent contractor for the Company, its parents, its subsidiaries or any successor.

         11. CONFIDENTIALITY. Employee agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Employee agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Employee agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

         12. NO COOPERATION. Employee agrees he will not act in any manner that might damage the business of the Company. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

         13. NON-DISPARAGEMENT. Employee agrees to refrain from any defamation, libel or slander of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortious interference with the contracts and relationships of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

         14. NO ADMISSION OF LIABILITY. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

         15. COSTS. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

         16. ARBITRATION. To the extent permitted by law, the Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, in Boston, Massachusetts, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Employee agrees and hereby waives his right to jury trial as to matters arising out of the terms of this Agreement and any matters herein released to the extent permitted by law. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

         17. AUTHORITY. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

         18. NO REPRESENTATIONS. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

         19. SEVERABILITY. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

         20. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement represent the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company, and supersede and replace any and all prior agreements and understandings concerning the subject matter of this Agreement.

         21. NO ORAL MODIFICATION. This Agreement may only be amended in writing signed by Employee and the President of the Company.

         22. GOVERNING LAW. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

         23. EFFECTIVE DATE. This Agreement is effective eight days after it has been signed by both Parties.

         24. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

         25. VOLUNTARY EXECUTION OF AGREEMENT. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

              (a) They have read this Agreement;

              (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

              (c) They understand the terms and consequences of this Agreement and of the releases it contains;

              (d) They are fully aware of the legal and binding effect of this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                               POLYCOM, INC.



Dated:                      , 200              By
        --------------------     ----             ------------------------------
                                                       NAME
                                                       [TITLE]



                                               Dalton Edgecomb, an individual



Dated:                      , 200
        --------------------     ----          ---------------------------------
                                                       Dalton Edgecomb

                                   APPENDIX IV

                            NON-COMPETITION AGREEMENT

         THIS NON-COMPETITION AGREEMENT (the "AGREEMENT") is made as of the Effective Date (as defined below) by and between Polycom, Inc., a Delaware corporation ("PARENT"), PictureTel Corporation, an Delaware corporation ("PictureTel") (Parent and PictureTel are sometimes collectively referred to herein as the "COMPANY"), and the undersigned individual ("EMPLOYEE"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                   BACKGROUND

Parent, PictureTel and Pharaoh Acquisition Corporation, a wholly-owned subsidiary of Parent ("SUB") have entered into an Agreement and Plan of Merger and Reorganization dated as of May 24, 2001 (the "REORGANIZATION Agreement"), whereby Sub will merge with and into PictureTel (the "MERGER"). The Effective Time of the Merger shall be the "EFFECTIVE DATE" of this Agreement.

Parent and Employee acknowledge that it would be seriously detrimental to the Company if Employee would compete with the Company following the Merger.

In connection with the Merger, to preserve the value of the business being acquired by Parent, the Reorganization Agreement contemplates, among other things, that Employee enter into this Agreement and that this Agreement become effective upon the closing of the Merger.

PictureTel is currently engaged or planning to engage in its business in each of the fifty (50) states of the United States and internationally. Parent, following the Merger, will continue conducting such business in all parts of the United States and internationally.

         NOW THEREFORE, in consideration of the mutual promises made herein, Parent, PictureTel and Employee (collectively referred to as the "PARTIES") hereby agree as follows:

         1.0 COVENANT NOT TO COMPETE OR SOLICIT.

              1.1 For the term of Employee's employment with the Company and a period of twelve (12) months following the cessation of his employment with the Company (the "NON-COMPETE PERIOD"), Employee shall not directly or indirectly, without the prior written consent of Parent:

                   (A) engage anywhere in the Restricted Territory in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), or have any ownership interest in (except for ownership of one percent (1%) or less of any entity whose securities have been registered under Section 12 of the Securities Exchange Act of 1934, as amended, or similar laws in other jurisdictions), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a "Competing Business Purpose"; or

                   (B) interfere with the business or contractual relationship between the Company and any supplier or customer of the Company.

         The term "Competing Business Purpose" shall mean the below business activities that Employee engaged in while employed with the Company and that are in competition with Polycom products existing or planned on the date of termination and are directly related to the design, engineering, manufacture, sale or distribution of competing equipment, including voice and video communications gateways, bridges, group or desktop endpoints and any software specifically used in the management of such equipment.

         The term Restricted Territory shall mean each and every country, province, state, city or other political subdivision of the world in which the Employee carried on the business of the Company.

              1.2 During the Non-Compete Period, Employee shall not, directly or indirectly, without the prior written consent of Parent, (i) solicit, encourage, hire or induce any employee or consultant of the Company to terminate his or her employment or consulting relationship with the Company or (ii) interfere in any manner with the contractual or employment relationship between the Company and any employee of the Company.

              1.3 The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the world in which the Company is currently engaged or during the term of this Agreement engages in business or otherwise sells its products. Except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial or arbitral proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

              1.4 Employee acknowledges that (i) the goodwill associated with the existing business, customers and assets of PictureTel prior to the Merger is an integral component of the value of PictureTel to Parent and is reflected in the consideration to be received by Employee as a shareholder and (ii) Employee's agreement as set forth herein is necessary to preserve the value of PictureTel for Parent following the Merger. Employee also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things, (i) PictureTel and Parent are engaged in a highly competitive industry and (ii) Employee has unique access to, and will continue to have access to, the trade secrets and know-how of the Company, including without limitation the plans and strategy of the Company.

              1.5 The parties agree that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in this Agreement. Accordingly, Employee agrees that if he breaches any provision of this Agreement, the Company will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement and to arbitration of the Agreement. The parties further agree that no damages be required for such equitable relief. Each party hereby expressly consents to the issuance of such injunctive relief, whether in the form of a temporary restraining order or otherwise, and to the ordering of such specific performance upon the other party satisfying all criteria necessary to obtain such injunctive relief or specific performance.

         2.0 CONFLICTING OBLIGATIONS. Employee certifies that Employee has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Employee from complying with the provisions hereof, and further certifies that Employee will not enter into any such conflicting agreement during the term of this Agreement.

         3.0 RETURNING COMPANY DOCUMENTS. Employee agrees that, at the time of leaving the employ of the Company, Employee will deliver to the Company (and will not keep in Employee's possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment other documents or property, or reproductions of any aforementioned items developed by the Employee pursuant to Employee's employment with the Company or otherwise belonging to the Company, its successors or assigns.

         4.0 NOTIFICATION OF NEW EMPLOYER. In the event that Employee leaves the employ of the Company, Employee hereby grants consent to notification by the Company to Employee's new employer about Employee's obligations under this Agreement.

         5.0 ARBITRATION. Employee agrees that, except as provided in Section 1(e) above, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, shall be decided by arbitration by the American Arbitration Association (the "Association") in accordance with the rules and regulations of the Association.

         The parties shall, within 30 days of the date of demand by either party for arbitration, mutually select one independent, qualified arbitrator. Each party reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization. In the event objection is made, the Association shall resolve any dispute regarding the propriety of an individual arbitrator acting in that capacity. Company shall bear the expenses of the arbitrator. Hearings in the proceeding shall commence within 120 days of the selection of the arbitrator.

         Arbitration shall take place in Boston, Massachusetts. At the request of either party, arbitration proceedings will be conducted confidentially; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in confidence under seal, available for the inspection only by the Association, the parties and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in confidence. The arbitrator shall be able to decree any and all relief of an equitable and legal nature, including but not limited to such relief as a temporary restraining order, a temporary and/or a permanent injunction, and shall also be able to award damages, with or without an accounting and costs.

         Reasonable notice of the time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such manner as the law shall require.

         EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION 6, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES, EXCEPT AS SET FORTH IN SECTION 1(e) ABOVE, TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO A BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO THIS AGREEMENT.

         6.0 MISCELLANEOUS.

              6.1 SEVERABILITY. If any portion of this Agreement is held by a court of competent jurisdiction to conflict with any federal, state or local law, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

              6.2 NO ASSIGNMENT. Employee shall not assign this Agreement or any rights or obligations under this Agreement without the prior written consent of Parent and PictureTel.

              6.3 NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                                    (A)     if to Parent, to:

                                            Polycom, Inc.
                                            1565 Barber Lane
                                            Milpitas, CA  95035
                                            Attention:  Bill Paape
                                            Telephone No.:  (408) 526-9000
                                            Facsimile No.:  (408)526-9100

                                            with a copy to:

                                            Wilson Sonsini Goodrich & Rosati
                                            650 Page Mill Road
                                            Palo Alto, California 94304-1050
                                            Attention: Mark A. Bertelsen, Esq.
                                            Telephone No.:  (650) 493-9300
                                            Facsimile No.:  (650) 493-6811

                                            if to Employee to:

                                            Dalton Edgecomb
                                            4B Broad St.
                                            Newburyport, MA 01950
                                            ------------------------------------
                                            ------------------------------------
                                            Telephone No.:
                                                           ---------------------
                                            Facsimile No.:
                                                           ---------------------

                                            with a copy to:

                                            ------------------------------------
                                            ------------------------------------
                                            ------------------------------------
                                            ------------------------------------
                                            ------------------------------------
                                            Attention:
                                                      --------------------------
                                            Telephone No.:
                                                           ---------------------
                                            Facsimile No.:
                                                           ---------------------

              6.4 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter of this Agreement. This Agreement may not be changed or modified, except by an agreement in writing executed by Parent and Employee.

              6.5 WAIVER OF BREACH. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

              6.6 GOVERNING LAW. This Agreement shall be governed, construed and enforced by the internal laws of the State of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the State of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Massachusetts. Employee hereby consents to the personal jurisdiction of the state and federal courts located in the State of Massachusetts for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

              6.7 HEADINGS. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

              6.8 COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

              6.9 ATTORNEYS FEES. In the event of any action under this Agreement, each party shall bear their respective expenses.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

POLYCOM, INC.                              EMPLOYEE


By:
   ---------------------------------       -------------------------------------
   Name:
   Title:
                                           -------------------------------------
                                                        (Print Name)

PICTURETEL CORPORATION


By:
   ---------------------------------
   Name:
   Title:





                  [SIGNATURE PAGE TO NON-COMPETITION AGREEMENT]